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                            CERTIFICATE OF RETIREMENT

                                       OF

                            SERIES OF PREFERRED STOCK

                                       OF

                                  VERITY, INC.

         (Pursuant to Section 243 of the General Corporation Law of the
                               State of Delaware)

         Verity, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

         FIRST: Article Fourth of the Certificate of Incorporation of the Corporation authorizes the issuance of Seven Million Forty Eight Thousand Forty-Nine (7,048,049) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock") of which 591,400 shares have been designated "Series A Preferred Stock," 896,881 shares have been designated "Series B Preferred Stock," 1,390,219 shares have been designated "Series C Preferred Stock," 480,000 shares have been designated "Series D Preferred Stock," 121,212 shares have been designated "Series E Preferred Stock," 212,766 shares have been designated "Series F Preferred Stock," 919,994 shares have been designated "Series G Preferred Stock," and 435,582 shares have been designated "Series H Preferred Stock."

         SECOND: The Board of Directors of the Corporation, by resolutions adopted at a duly held meeting, retired the following shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H Preferred
Stock:

                    591,400 shares of Series A Preferred Stock,
                    896,881 shares of Series B Preferred Stock,
                  1,390,219 shares of Series C Preferred Stock,
                    480,000 shares of Series D Preferred Stock,
                    121,212 shares of Series E Preferred Stock,
                    212,766 shares of Series F Preferred Stock,
                    919,994 shares of Series G Preferred Stock, and 435,582 shares of Series H Preferred Stock,

which shares constituted all of the authorized shares of such Series.

         THIRD: That Paragraph 6 of Section C of Article Fourth of the Certificate of Incorporation of the Corporation prohibits the reissuance of retired shares of each such series as each such series or as any other series of Preferred Stock.

         FOURTH: Pursuant to the provisions of Section 243 of the Corporation Law of Delaware, all reference to such retired Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock in the Certificate of Incorporation of the Corporation are hereby eliminated.


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         FIFTH: Upon the effective date of the filing of this certificate as therein provided the Certificate of Incorporation of the Corporation shall be amended so as to effect a reduction in the authorized number of shares of Preferred Stock to the extent of 5,048,054 shares, being the total number of shares retired, so that the total number of shares of all classes of stock which the Corporation shall have authority to issue is 31,999,995 which consists of 30,000,000 shares of Common Stock with par value of $.001 per share and 1,999,995 shares of Preferred Stock with par value of $.001 per share.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 23rd day of September, 1996.




                                       By:
                                           -------------------------------------
                                           Philippe F. Courtot, Chairman and
                                           Chief Executive Officer



                                       By:
                                           -------------------------------------
                                           Timothy J. Moore, Secretary


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